Exhibit 2

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

by and between

TELSTRA HOLDINGS PTY LIMITED

and

YUN CHEN CAPITAL CAYMAN

Dated as of April 15, 2016

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3.10	No Additional Representations	14

	ARTICLE IV

	COVENANTS

4.1	Filings; Other Actions; Notification	14
4.2	Publicity	15
4.3	Lock-up	16
4.4	Compliance with Applicable Law	17
4.5	Financing	18
4.6	Deposit Account	18

	ARTICLE V

	PRE-CLOSING COVENANTS

5.1	Conduct of Business Prior to Closing	18
5.2	Notice	20
5.3	Control of Operations	20
5.4	Restrictions on Certain Seller Actions	20
5.5	No Solicitation of Other Proposals	21

	ARTICLE VI

	CONDITIONS

6.1	Conditions to Each Party’s Obligation to Consummate the Transaction	21
6.2	Conditions to Obligations of the Investor	21
6.3	Conditions to Obligations of the Seller	22
6.4	Closing Representations	22

	ARTICLE VII

	TERMINATION

7.1	Termination	23
7.2	PRC Regulatory Termination Fee	24
7.3	Certain Acknowledgements	26
7.4	Effect of Termination	26

	ARTICLE VIII

	INDEMNIFICATION

8.1	Survival	27
8.2	Indemnification by the Seller	27
8.3	Indemnification by the Investor	28

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8.4	Third-Party Claim Indemnification Procedures	30
8.5	Consequential Damages	31
8.6	Adjustments to Losses	31
8.7	Payments	32
8.8	Characterization of Indemnification Payments	32
8.9	Mitigation	32
8.10	Exclusive Remedy	32

	ARTICLE IX

	MISCELLANEOUS AND GENERAL

9.1	Amendment; Waiver	33
9.2	Expenses	33
9.3	Counterparts	33
9.4	Governing Law and Venue; Specific Performance	33
9.5	Notices	34
9.6	Entire Agreement	35
9.7	Confidentiality	36
9.8	No Third-Party Beneficiaries	37
9.9	Definitions	37
9.10	Severability	37
9.11	Interpretation; Construction	38
9.12	Assignment	38
9.13	Fulfillment of Obligations	38

Annex A:	Definitions

Schedule 1:	Transferred Shares

Schedule 2:	Transaction Information

Exhibit A:	Form of Instrument of Transfer

Exhibit B:	Form of Release Letter

Exhibit C:	Form of Shareholders Agreement

Exhibit D:	Form of Registration Rights Agreement

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SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (including the annex, exhibits and schedules hereto, each as amended or restated from time to time, this “Agreement”), dated as of April 15, 2016 (the “Execution Date”), is made by and between Telstra Holdings Pty Limited, a company incorporated under the Laws (as defined in Section 1.4) of the Commonwealth of Australia (the “Seller”), and Yun Chen Capital Cayman, an exempted company incorporated under the Laws of the Cayman Islands (the “Investor”). All of the signatories to this Agreement are collectively referred to as the “Parties” and each individually as a “Party”.

RECITALS

WHEREAS, as of the Execution Date, the Seller owns 61,824,328 Class B ordinary shares, par value US$0.01 per share (“Class B Ordinary Shares”) of Autohome Inc., an exempted company incorporated under the Laws of the Cayman Islands (the “Company”), whose American depositary shares are listed on the New York Stock Exchange; and

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Seller desires to sell to the Investor, and the Investor desires to purchase from the Seller, the number of Class A Ordinary Shares of the Company (“Class A Ordinary Shares”, and together with the Class B Ordinary Shares, the “Shares”), which are to be converted in accordance with the articles of association of the Company (the “Articles of Association”) from an equal number of Class B Ordinary Shares held by the Seller, as set forth in Schedule 1 hereto (such Class A Ordinary Shares, the “Investor Shares” and such transaction, the “Transaction”).

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE; CLOSING; CLOSING DELIVERIES

1.1       Purchase and Sale of the Investor Shares. Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties and covenants contained herein, at the Closing (as defined in Section 1.4), the Seller agrees to sell, assign, convey, transfer and deliver to the Investor, and the Investor agrees to purchase and accept from the Seller, such number of Class A Ordinary Shares, which have been converted from an equal number of Class B Ordinary Shares held by the Seller, as set forth in Schedule 1.

1.2       Consideration. The consideration payable by the Investor for the Investor Shares shall be the purchase price set forth opposite the Investor’s name in Schedule 1 (the Investor’s “Investor Price”), which is equal to the product of the number of Investor Shares to be purchased by the Investor multiplied by US$29.55.

1.3       Deposits. Subject to the terms and conditions of this Agreement:

(a)        on or prior to the Execution Date, the Investor shall have deposited (or caused to have deposited) to a bank account of Beijing Australia Telecommunications Technical Consulting Services Co Ltd, which is a wholly-owned subsidiary of the Seller (the “RMB Deposit Account”) the renminbi equivalent of US$64,304,946.46, as calculated using a U.S. dollar to renminbi exchange rate equal to the middle rate published by the People’s Bank of China (the “PBOC Middle Rate”) on the date of such deposit (the “RMB Deposit”), which RMB Deposit shall be held, safeguarded and released pursuant to the terms hereof;

(b)        within ten (10) Business Days (as defined in Section 1.4) of the Execution Date, the Investor shall deposit (or cause to be deposited) to a bank account of Telstra Corporation Limited or another bank account specified by the Seller, which bank account shall be in the name of, and under the control, of the Seller or Telstra Corporation Limited or a controlled (as defined in Section 4.3(b)(ii)) Affiliate (as defined in Section 4.3(b)(i)) of Telstra Corporation Limited (the “USD Deposit Account”), US$64,304,946.46 (the “USD Deposit”), in immediately available funds, which USD Deposit shall be held, safeguarded and released pursuant to the terms hereof; and

(c)        promptly after, and in any case within three (3) Business Days of, the earlier of (i) receipt of the USD Deposit in accordance with Section 1.3(b) or (ii) the Closing, the Seller shall deposit (or cause to be deposited) an amount in renminbi equal to the RMB Deposit to a bank account specified by the Investor (the “Investor Deposit Account”), it being understood and agreed that the Seller may retain in the RMB Deposit Account any interest accrued on the RMB Deposit for its sole use and benefit.

1.4       Time and Place of the Closing. Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Investor Shares provided for in this Agreement (the “Closing”) shall take place at 11a.m., Hong Kong time as promptly as practicable but in no event later than the fifth (5th) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions, at the offices of Sullivan & Cromwell, 28th Floor, Nine Queen’s Road Central, Hong Kong or at such other location, date or time as the Parties may mutually agree upon in writing (such date, the “Closing Date”); provided that the Seller shall not waive satisfaction of any PRC Regulatory Requirement (as defined in Section 6.3(c)). As used in this Agreement: (i) “Business Day”, and collectively referred to as “Business Days”, means a day (other than a Saturday or Sunday or public holiday) on which banks are open for general corporate business in each of Beijing, People’s Republic of China; George Town, Cayman Islands; Hong Kong; Melbourne, Australia; and New York, United States and (ii) “Law”, and collectively referred to as “Laws”, means any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (as defined in Section 2.5(a)).

1.5      Deliveries at the Closing.

(a)        By the Seller. Subject to the terms and conditions of this Agreement, at the Closing, the Seller shall deliver (or cause to be delivered) to the Investor:

(i)                                     an instrument of transfer duly executed by the Seller in favor of the Investor, such instrument substantially in the form attached as Exhibit A to this Agreement;

(ii)                                  an extract of the Register of Members of the Company, dated as of the Closing Date and duly certified by the registered office provider of the Company, evidencing the ownership of the Investor of the number of Shares set forth in Schedule 1 hereto to this Agreement;

(iii)                               a true and complete copy of the appointment and removal notice given by the Seller to the registered office provider of the Company removing four (4) of the Seller’s nominee directors of the Company (the “Outgoing Directors”) and replacing them with individuals nominated by the Investor and notified by the Investor to the Seller at least ten (10) days before Closing (the “Incoming Directors”), in accordance with the Articles of Association;

(iv)                              a copy of the register of directors of the Company, dated as of the Execution Date and duly certified by the registered office provider of the Company, evidencing the removal of each of the Outgoing Directors as directors of the Company and the appointment of the Incoming Directors as directors of the Company;

(v)                                 extract of the minutes of the board of directors of the Company or a written resolution of the board of directors of the Company evidencing that the Seller’s remaining nominee director of the Company is the chairman of the board of directors of the Company;

(vi)                              release letters, substantially in the form attached as Exhibit B, duly executed by each of the Outgoing Directors;

(vii)                           a counterpart to a shareholders agreement duly executed by the Seller, such agreement to be substantially in the form attached as Exhibit C (the “Shareholders Agreement”); and

(viii)                        a counterpart to a registration rights agreement duly executed by the Company, and such agreement to be substantially in the form attached as Exhibit D (the “Registration Rights Agreement”).

(b)        By the Investor. Subject to the terms and conditions of this Agreement, at the Closing, the Investor shall deliver (or cause to be delivered) to the Seller:

(i)                           an amount in cash equal to US$1,607,623,661.40, a portion of which shall consist of the Deposited Funds (as defined in Section 1.6(a)), but only to the extent that such Deposited Funds are denominated in U.S. dollars, by wire transfer in immediately available funds to a bank account specified by the Seller (such specification to be made at least four (4) Business Days prior to the Closing Date);

(ii)        a counterpart to the Shareholders Agreement duly executed by the Investor; and

(iii)       a counterpart to the Registration Rights Agreement duly executed by the Investor.

1.6       Deposited Funds.

(a)        The Deposited Funds shall be available to satisfy either the Investor’s obligation under Section 1.5(b)(i), to the extent such Deposited Funds are denominated in U.S. dollars, or any Agreed Deposit Claims (as defined in Section 1.6(c)(ii)) until the full amount of such Deposited Funds are applied and/or distributed in accordance with, and subject to the conditions set forth in, this Agreement. As used in this Agreement, “Deposited Funds” means either the RMB Deposit or, following deposit of the USD Deposit in accordance with Section 1.3(b), the USD Deposit, together with any interest accrued thereon, as such Deposited Funds may be reduced due to the application and/or distribution of funds from time to time in accordance with this Section 1.6.

(b)      If, on the Closing, the Deposited Funds are denominated in U.S. dollars, all such Deposited Funds shall be applied towards the satisfaction of the Investor’s obligation under Section 1.5(b)(i).

(c)      If an Unagreed Deposit Claim (as defined in Section 1.6(c)(v)) becomes an Agreed Deposit Claim, then the Seller (x) shall, if the Deposited Funds are denominated in U.S. dollars, or (y) in its sole discretion, may, if the Deposited Funds are denominated in RMB, apply such amount of Deposited Funds as equals the Agreed Claim Amount towards satisfying such Agreed Deposit Claim; provided, however, that if the available amount of the Deposited Funds is less than the Agreed Claim Amount, then the Seller shall apply the full available amount of the Deposited Funds towards satisfying the Agreed Deposit Claim. If the Seller determines not to apply Deposited Funds denominated in RMB toward satisfaction of any Agreed Deposit Claim, the Investor shall promptly pay (or cause to be paid) such Agreed Claim Amount in U.S. dollars to an account specified by the Seller and, within three (3) Business Days of receipt of such payment, the Seller shall deposit (or cause to be deposited) an amount in renminbi equal to such Agreed Claim Amount to a bank account specified by the Investor. The maximum aggregate amount of Losses (as defined in Section 8.2(a)) that may be claimed by the Seller arising out of or in connection with this Agreement or the Transaction shall not exceed US$64,304,946.46. Notwithstanding anything to the contrary in this Agreement, the Seller’s right to receive payment of Agreed Deposit Claims of the type as defined under Section 1.6(c)(ii)(2) shall be the sole and exclusive remedy of the Seller and its Affiliates against the Investor or any of its Affiliates or any of their respective Representatives for any and all Losses that may be suffered based upon, resulting from, arising out of or relating to this Agreement, and upon the application of such Agreed Deposit Claims in accordance with this Section 1.6, none of the Investor nor any of its Affiliates nor any of their respective Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Transaction. As used in this Agreement:

(i)                           “Agreed Claim Amount”, and collectively referred to as “Agreed Claim Amounts”, means the amount due to the Seller under any Agreed Deposit Claim;

(ii)                        “Agreed Deposit Claim”, and collectively referred to as “Agreed Deposit Claims”, means:

(1)                                 any Deposit Claim made after the date on which this Agreement terminates for which a Final Determination (as defined in Section 8.7) in relation to a dispute between the Investor and the Seller exists (other than a dispute in relation to the PRC Regulatory Termination Fee), in which case the Agreed Claim Amount shall be such amount due to the Seller as determined in such Final Determination; or

(2)                                 any Claim for payment of the PRC Regulatory Termination Fee (as defined in Section 7.2(a)), if (x) an Exclusion Notice (as defined in Section 7.2(c)(i)(2)) was not delivered to the Seller on or prior to the Termination Date or, if such date has been extended pursuant to Section 7.2(b), the Extended Termination Date (as defined in Section 7.2(b)), in which case the Agreed Claim Amount shall be the PRC Regulatory Termination Fee along with costs, expenses and interest as provided in Section 7.2(e) (to the extent applicable); (y) an arbitration tribunal makes a determination pursuant to Section 7.2(c)(ii) that the Investor is obligated to pay the PRC Regulatory Termination Fee, in which case the Agreed Claim Amount shall be the PRC Regulatory Termination Fee along with costs, expenses and interest as provided in Section 7.2(e); or (z) an arbitration tribunal makes a determination pursuant to Section 7.2(c)(ii) that the Investor is not obligated to pay the PRC Regulatory Termination Fee, in which case the Agreed Claim Amount with respect to payment of the PRC Regulatory Termination Fee shall be zero (0);

(iii)                     “Claim” means any cause of action, claim, proceeding, suit or demand of any nature howsoever arising and whether present or future, fixed or unascertained, actual or contingent, whether by law, in equity, under statute or the terms of this Agreement or otherwise;

(iv)                    “Deposit Claim” means any Claim arising out of or in any way relating to this Agreement that is made by the Seller against the Investor for payment out of the Deposited Funds, including any Claim by the Seller for payment of the PRC Regulatory Termination Fee; and

(v)                       “Unagreed Deposit Claim”, and collectively referred to as “Unagreed Deposit Claims”, means any Deposit Claim that is not an Agreed Deposit Claim.

(d)         If this Agreement is terminated in accordance with its terms, then by the date that is fifteen (15) Business Days following the date of such termination (the “Deposit Release Date”), (i) the Seller shall provide a written estimate to the Investor in a single U.S. dollar amount of the amount of all Unagreed Deposit Claims existing on the Deposit Release Date based on the facts, matters or circumstances relating to such Unagreed Deposit Claims which are then known to the Seller (the “Release Claim Amount”) and (ii) the Seller shall as promptly as practicable, but in no event later than the fifth (5th) Business Day after the Deposit Release Date, distribute the Deposited Funds in immediately available funds to a bank account specified by the Investor less the sum of (x) the Release Claim Amount and (y) the Agreed Claim Amounts that have not been applied pursuant to Section 1.6(c) prior to the Deposit Release Date (the “Release Distribution”).

(e)          If any Deposited Funds remain following the Release Distribution, then as promptly as practicable, but in no event later than the fifth (5th) Business Day after the date on which there are no Unagreed Deposit Claims and all Agreed Claim Amounts have been applied and/or distributed pursuant to Section 1.6(c), the Seller shall distribute the Deposited Funds to a bank account specified by the Investor.

(f)          At any time while Deposited Funds are denominated in renminbi, the amount of any U.S.-dollar denominated Agreed Claim Amount, Release Claim Amount or other amount under this Section 1.6 will be translated into renminbi using the PBOC Middle Rate in effect on the Business Day immediately preceding the date on which such Agreed Claim Amount, Release Claim Amount or other amount is to be paid or, if the PBOC Middle Rate is not published on such date, the PBOC Middle Rate in effect on the last Business Day prior to such payment date on which the PBOC Middle Rate was published.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants as of the Execution Date to the Investor as follows:

2.1       Ownership of the Shares.

(a)        The Seller is the sole legal record owner of the Class B Ordinary Shares that are convertible at its option into the Class A Ordinary Shares listed in Schedule 1. The Seller has good title to all such Class B Ordinary Shares free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (“Lien”), other than any transfer restrictions imposed by federal and state securities Laws of the United States, and such Class B Ordinary Shares are fully paid and non-assessable. The Seller will transfer and deliver to the Investor at the Closing good title to the Investor Shares free and clear of any Lien, other than any Lien created by or resulting from the debts, liabilities or actions of the Investor, and the Investor Shares shall be fully paid and non-assessable.

(b)        Except as reflected in the Shareholders Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights or commitments of any character under which the Seller is or may become obligated to sell, or giving any natural person, corporation, company, partnership (general or limited), limited liability company, trust or other entity (a “Person”) a right to acquire, or in any way dispose of, any of the Seller’s Shares or any securities or obligations exercisable or exchangeable for, or convertible into, the Seller’s Shares, or any “tag-along”, “drag-along” or similar rights with respect to such Shares. Except for this Agreement, the Shareholders Agreement and the investors rights agreement, dated as of November 4, 2013, by and among the Company, the Seller and certain minority shareholders listed therein (the “Investors Rights Agreement”), the Seller is not a party to any voting trusts, proxies, or other shareholder or similar agreements or understandings with respect to the voting, purchase, repurchase or transfer of the Seller’s Shares.

2.2                     Organization and Qualification. The Seller is a legal entity duly organized and validly existing under the Laws of the Commonwealth of Australia. To the knowledge of the Seller, the Company is a legal entity duly organized, validly existing and in good standing under the laws of the Cayman Islands, and each other Group Company is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, organization or formation. As used in this Agreement: (a) “knowledge of the Seller” when used in reference to the Seller means the actual knowledge of the Seller after due inquiry of the Seller’s nominee directors on the board of directors of the Company and (b) the term “Group Companies” collectively means the Company and any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled (as defined in Section 4.3(b)(ii)) by the Company directly or indirectly through one or more intermediaries, including any variable interest entity controlled by and consolidated with the Company, and each such entity a “Group Company”.

2.3                     Authority; Approval. The Seller has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by the Seller and constitutes a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

2.4                     Preemption. Except for the Seller, there are no shareholders of the Company with the right to preemptively acquire the Shares. Upon consummation of the Transaction, the Seller will not have the right to preemptively acquire the Shares.

2.5                     Governmental Filings; No Violations; Certain Contracts.

(a)                       No notices, reports, applications, forms, expert opinions or other filings or information (each, a “Filing” and collectively, “Filings”) are required to be made by the Seller or Telstra Corporation Limited or, to the knowledge of the Seller, the Company, with or to, nor are any consents, registrations, approvals, permits, clearances or authorizations (each, an “Authorization” and collectively, “Authorizations”) required to be obtained by the Seller or Telstra Corporation Limited or, to the knowledge of the Seller, the Company, from, any governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each, a “Governmental Entity” and collectively, “Governmental Entities”) in Australia or the United States or, to the knowledge of the Seller, any other Governmental Entity in connection with the execution, delivery and performance of this Agreement by the Seller or the consummation and effectiveness of the Transaction, except a beneficial ownership report with the United States Securities and Exchange Commission (the “SEC”) and those that the failure to make or obtain would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the execution, delivery and performance of this Agreement and the consummation and effectiveness of the Transaction; provided, however, that the Seller makes no representation or warranty with respect to any Filing in connection with the requirements under the Bulletin on Several Issues of Enterprise Income Tax on Income Arising from Indirect Transfers of Property by Non-resident Enterprises (State Administration of Taxation Bulletin [2015] No. 7) issued by the State of Administration of Taxation of the People’s Republic of China dated February 3, 2015 (“Public Notice 7”) in connection with the Transaction.

(b)                       The execution, delivery and performance of this Agreement by the Seller does not, and the consummation and effectiveness of the Transaction will not, constitute or result in (i) a breach or violation of, or a default under, the certificates of incorporation and by-laws or comparable governing documents of the Seller or, to the knowledge of the Seller, of the Company, or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of any lien on any of the assets of the Seller or, to the knowledge of the Seller, of the Company, pursuant to any contract binding upon the Seller or the Company or, assuming (solely with respect to performance of this Agreement and the consummation and effectiveness of the Transaction) compliance with the matters referred to in Section 2.5(a), under any Law to which the Seller or the Company is subject, except, in the case of clause (ii) above, for any such breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the execution, delivery and performance of this Agreement and the consummation and effectiveness of the Transaction.

2.6                     Capitalization.

(a)                       To the knowledge of the Seller: (i) as of the Execution Date, the Company has (A) 52,137,972 Class A Ordinary Shares issued and outstanding, (B) 61,824,328 Class B Ordinary Shares issued and outstanding and (C) 9,682,037 Class A Ordinary Shares issuable pursuant to outstanding Equity Securities (as defined below) of the Company exercisable or exchangeable for, or convertible into, any capital shares of the Company or outstanding awards, in each case granted under the Incentive Plans (as defined below); (ii) all of the issued and outstanding Shares are duly authorized, validly issued, fully paid and non-assessable and free of preemptive and similar rights and were issued in compliance with all applicable securities Laws and rights of any Persons; (iii) as of the Closing, the Investor Shares will represent forty-four percent (44%) of the total number of issued outstanding shares of all classes of share capital of the Company, as calculated on a fully diluted basis (as defined in Section 4.3(b)(iii)); (iv) except as issued under the Incentive Plans (as defined below) and as reflected in the Investors Rights Agreement, there are no outstanding options, warrants, rights to subscribe to, calls or commitments of any character whatsoever issued, granted or made (as applicable) by the Company relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any Equity Securities of the Company, or contracts by which the Company or any other Group Company is or may become bound to issue additional Equity Securities of the Company, or securities or rights issued, granted or made (as applicable) by the Company convertible or exchangeable into Equity Securities of the Company; (v) except as set forth in the Articles of Association with respect to the conversion of Class B Ordinary Shares, none of the Group Companies is subject to any obligation (contingent or otherwise) to purchase or otherwise acquire or retire any of its outstanding Equity Securities; and (vi) except as set forth in the Investors Rights Agreement and the Registration Rights Agreement, no Person has the right to require the Company to register any Equity Securities of the Company with the SEC or any other Governmental Entity, whether on a demand or piggyback basis.

(b)                       Except as reflected in this Agreement and the Shareholders Agreement, there are no outstanding options, warrants, rights to subscribe to, calls or commitments of any character whatsoever issued, granted or made (as applicable) by the Seller relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any Equity Securities of the Company owned by the Seller, or securities or rights issued, granted or made (as applicable) by the Seller convertible or exchangeable into Equity Securities of the Company owned by the Seller.

(c)                        As used in this Agreement: (i) “Equity Securities” means, if a Person is a corporation, capital shares of such corporation and, if a Person is a form of entity other than a corporation, ownership interests in such form of entity, whether membership interests or partnership interests; and (ii) “Incentive Plans” means the 2011 Share Incentive Plan of the Company, the 2013 Share Incentive Plan of the Company and the 2016 Share Incentive Plan of the Company.

2.7                     SEC Filings.

(a)                       To the knowledge of the Seller, the Company has filed or otherwise furnished (as applicable) all forms, reports and documents required to be filed with, or furnished to, the SEC since November 20, 2014. To the knowledge of the Seller, in each case as of the date of filing or effectiveness (as applicable), in the case of SEC Documents (as defined herein) filed pursuant to the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) (and to the extent such SEC Documents were amended, then as of the date of filing of such amendment), and as of the date of effectiveness in the case of SEC Documents filed pursuant to the U.S. Securities Act of 1933, as amended (the “Securities Act”) (and to the extent such SEC Documents were amended, then as of the date of effectiveness of such amendment), the SEC Documents (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, each as in effect on the date so filed or effective, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading as of its filing date or effective date (as applicable). As used in this Agreement, “SEC Documents” means all reports, schedules, forms, statements, prospectuses, registration statements and other documents filed or furnished by the Company to the SEC.

(b)                       To the knowledge of the Seller, each of the consolidated balance sheets, and the related consolidated statements of comprehensive income, cash flows and changes in shareholders’ equity, included or incorporated in the SEC Documents: (i) has been prepared from, and is in accordance with, the books and records of the Group Companies in all material respects, (ii) presents fairly in all material respects the consolidated financial position of the Group Companies as of the dates shown and the results of the consolidated comprehensive income, cash flows and changes in shareholders’ equity of the Company and the other Group Companies for the respective fiscal periods or as of the respective dates therein set forth, subject, in the case of any unaudited financial statements, to the omission of certain notes, exclusion of cash flow statements in the case of interim financial information and normal year-end audit adjustments and (iii) has been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) consistently applied during the periods presented, except as otherwise set forth in the SEC Documents, subject, in the case of any unaudited financial statements, to the omission of certain notes, exclusion of cash flow statements in the case of interim financial information and normal year-end audit adjustments.

2.8                     Absence of Certain Changes. To the knowledge of the Seller, since December 31, 2015 (a) each of the Group Companies has conducted its business only in the ordinary course consistent with past practice, except to the extent that the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect (as defined in Section 5.1(d)(ii)), (b) no event has occurred that has had or is reasonably likely to have a Material Adverse Effect and (c) no Group Company has suffered any loss, damage, destruction or other casualty affecting any of its properties or assets, whether or not covered by insurance, except to the extent that such loss, damage, destruction or other casualty would not, individually or in the aggregate, have a Material Adverse Effect.

2.9                     Anti-Corruption.  To the knowledge of the Seller, the Company has implemented and maintained policies and procedures in regard to compliance by its directors, officers and employees under the Foreign Corrupt Practices Act of 1977, as amended.

2.10              Exempt Offering.  Assuming the truth and accuracy of the representations and warranties of the Investor in Section 3.5 and Section 3.6, the offer and sale of the Investor Shares under this Agreement are or will be exempt from the registration requirements and prospectus delivery requirements of the Securities Act, and from the registration or qualification requirements of any other applicable securities Laws and regulations.

2.11              Brokers.  None of the Seller, its Affiliates (as defined in Section 4.3 (b)(i)) nor, to the knowledge of the Seller, the Company has retained any broker or finder or agreed to pay or made any statement or representation to any Person that would entitle such Person to any broker’s, finder’s or similar fees or commissions in connection with the Transaction, except that China Renaissance Securities (Hong Kong) Limited and Goldman Sachs (Asia) L.L.C. were retained as financial advisors in connection with the Transaction.

2.12              Litigation.  There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Seller’s knowledge, threatened against the Seller that seek to enjoin or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, the execution, delivery and performance of this Agreement and the consummation and effectiveness of the Transaction.

2.13              Australian Law.  To the knowledge of the Seller, there are no non-public pending or proposed Laws or amendments to existing Laws that are under consideration by any Governmental Entity in the Commonwealth of Australia for adoption, enactment, enforcement, issuance or promulgation that could delay or otherwise adversely impact the consummation of the Transaction.

2.14              No Additional Representations.  The Seller acknowledges that the Investor makes no representations or warranties as to any matter whatsoever except as expressly set forth in this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

The Investor represents and warrants as of the Execution Date to the Seller as follows:

3.1                     Organization, Good Standing and Qualification. The Investor is a legal entity duly organized, validly existing as a company in good standing, to the extent such concept exists under Cayman Islands Law under the Laws of the Cayman Islands. As at the Execution Date, the Investor is a wholly-owned subsidiary of Shenzhen Ping An Real Estate Investment Co., Ltd., and Shenzhen Ping An Real Estate Investment Co., Ltd. is a controlled Affiliate of Ping An Insurance (Group) Company of China, Ltd.

3.2                     Authority; Approval.  The Investor has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by the Investor and constitutes a valid and binding agreement of the Investor, enforceable against the Investor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.3                     Governmental Filings; No Violations; Certain Contracts.

(a)                       No Filings are required to be made by the Investor, Ping An Insurance (Group) Company of China, Ltd. or any of its controlled Affiliates with or to, nor are any Authorizations required to be obtained by the Investor, Ping An Insurance (Group) Company of China, Ltd. or any of its controlled Affiliates from, any Governmental Entity in the PRC (as defined in Section 5.1(d)(iii)) or, to the knowledge of the Investor, any other Governmental Entity in connection with the execution, delivery and performance of this Agreement by the

Investor or the consummation and effectiveness of the Transaction, except filings as required by (i) the company which will be a controlled Affiliate of Ping An Insurance (Group) Company of China, Ltd. to be established for purposes of the Transaction in either the Shanghai Pilot Free Trade Zone or the Guangzhou Pilot Free Trade Zone (the “Onshore Shareholder”) for outbound investment with the Administrative Committee of the China (Shanghai) Pilot Free Trade Zone or the Administrative Committee of the China (Guangzhou) Pilot Free Trade Zone (as applicable) and the State Administration of Foreign Exchange and (ii) Ping An Life Insurance Company of China, Ltd. for any use of insurance funds with the China Insurance Regulatory Commission (such filings as indicated in (i) and (ii), the “PRC Filings”), a beneficial ownership report with the SEC and those that the failure to make or obtain would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the execution, delivery and performance of this Agreement and the consummation and effectiveness of the Transaction; provided, however, that the Investor makes no representation or warranty with respect to any Filing in connection with Public Notice 7. As used in this Agreement, “knowledge of the Investor” shall mean the actual knowledge of the Investor after due inquiry of the director(s) of the Investor, the Chairman of Ping An Trust Co., Ltd., and the Head of Legal of Ping An Private Equity.

(b)                       The execution, delivery and performance of this Agreement by the Investor does not, and the consummation and effectiveness of the Transaction will not, constitute or result in (i) a breach or violation of, or a default under, the certificates of incorporation and by-laws or comparable governing documents of the Investor or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of any lien on any of the assets of the Investor pursuant to any contract binding upon the Investor or, assuming (solely with respect to performance of this Agreement and the consummation and effectiveness of the Transaction) compliance with the matters referred to in Section 3.3(a), under any Law to which the Investor is subject, except, in the case of clause (ii) above, for any such breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the execution, delivery and performance of this Agreement and the consummation and effectiveness of the Transaction.

3.4                     PRC Law. To the knowledge of the Investor, there are no (a) non-public pending or proposed Laws or amendments to existing Laws that are under consideration by any Governmental Entity in the PRC for adoption, enactment, enforcement, issuance or promulgation that could delay or otherwise adversely impact the consummation of the Transaction or (b) reasons why a Filing with a Governmental Entity in the PRC that is required to be made by the Investor, Ping An Insurance (Group) Company of China, Ltd. or any of its controlled Affiliates for the consummation of the Transaction will not be made or an Authorization from a Governmental Entity in the PRC that is required to be obtained by the Investor, Ping An Insurance (Group) Company of China, Ltd. or any of its controlled Affiliates for the consummation of the Transaction will not be obtained.

3.5                     Purchase for Own Account; Economic Risk. The Investor is purchasing the Investor Shares for investment solely for its own account and not with a view to the distribution thereof in violation of the Securities Act. The Investor acknowledges that it can bear the economic risk of its investment in the Investor Shares, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Investor Shares.

3.6                     Private Placement; Non-U.S. Person. The Investor understands that (a) the Investor Shares have not been registered under the Securities Act or any state securities Laws, by reason of their transfer by the Seller in a transaction exempt from the registration requirements thereof, and (b) the Investor Shares may not be sold unless such disposition is registered under the Securities Act and applicable state securities Laws or the securities Laws of any applicable jurisdiction or is exempt from registration thereunder. The Investor represents that it is not a “U.S. person” and is located outside of the “United States”, as such terms are defined in Rule 902 of Regulation S under the Securities Act.

3.7                     Litigation. There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Investor’s knowledge, threatened against the Investor that seek to enjoin or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, the execution, delivery and performance of this Agreement and the consummation and effectiveness of the Transaction.

3.8                     Financing. The Investor has delivered to the Seller true, complete and correct copies of an executed equity commitment letter from Shenzhen Ping An Real Estate Investment Co., Ltd. (the “Equity Commitment Letter”) pursuant to which Shenzhen Ping An Real Estate Investment Co., Ltd. has committed to purchase, or cause the purchase of, Equity Securities of the Investor, subject to the terms and conditions therein, for US$1,543,318,714.94 and requiring that such amount is to be used by the Investor solely for the purpose of financing the Transaction (the “Equity Financing”). As of the date hereof, (i) the Equity Commitment Letter, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of the Investor and, to the knowledge of the Investor, of the other parties thereto, enforceable in accordance with the terms and conditions thereof, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity, (ii) the Equity Commitment Letter has not been amended or modified and no such amendment or modification is contemplated, (iii) the commitments contained in the Equity Commitment Letter have not been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or rescission is contemplated and (iv) no event has occurred that (with or without notice, lapse of time, or both) would constitute a breach or default under the Equity Commitment Letter by the Investor and, to the knowledge of the Investor, by the other parties thereto. Assuming the Equity Financing is funded in accordance with the terms and conditions of the Equity Commitment Letter, the proceeds contemplated by the Equity Commitment Letter will be sufficient for the Investor, to (A) consummate the Transaction on the terms contemplated by this Agreement, and (B) pay any other amounts required to be paid by it in connection with the consummation of the Transaction upon the terms and conditions contemplated hereby and all related fees and expenses associated therewith. The Equity Commitment Letter contains all of the conditions precedent to the obligations of the parties thereunder to make the Equity Financing available to the Investor on the terms and conditions therein. As of the date hereof, the Investor does not have any reason to believe that any of the conditions to the Equity Financing will not be satisfied or that the Equity Financing will not be available to the Investor at the time required to consummate the Transaction. The Investor has fully paid any and all commitment fees or other fees that have been incurred and are due and payable in connection with the Equity Financing prior to or in connection with the execution of this Agreement.

3.9                     Broker. Neither the Investor nor its Affiliates has retained any broker or finder or agreed to pay or made any statement or representation to any Person that would entitle such Person to any broker’s, finder’s or similar fees or commissions in connection with the Transaction.

3.10              No Additional Representations. The Investor acknowledges that the Seller makes no representations or warranties as to any matter whatsoever except as expressly set forth in this Agreement, and specifically (but without limiting the generality of the foregoing) that the Seller makes no representations or warranties with respect to (a) any projections, estimates or budgets delivered or made available to the Investor, any of the Investor’s Affiliates, or any of the Investor’s or the Investor’s Affiliates’ directors, officers, employees, shareholders, partners, members, accountants, agents, counsel and other representatives (“Representatives”) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company or (b) the future business and operations of the Company.

ARTICLE IV

COVENANTS

4.1                     Filings; Other Actions; Notification.

(a)                       Filings and Authorizations. Subject to the terms and conditions set forth in this Agreement, the Parties shall, until the earlier of termination of this Agreement and the Closing, cooperate with each other and use (and shall cause their respective Affiliates to use) their respective best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate and make effective the Transaction as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary or advisable Filings, which shall include, if necessary, the PRC Filings, and to obtain as promptly as practicable all Authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate and make effective the Transaction; provided, however, that this Section 4.1 shall not apply to actions taken in connection with tax reporting and payment of PRC Taxes. Without limiting the generality of the foregoing, the Investor shall, and shall cause the Onshore Shareholder or any controlled Affiliate of Ping An Insurance (Group) Company of China, Ltd. that is involved in the Equity Financing to, (i) as promptly as practicable after the Execution Date, prepare and submit to the relevant Governmental Entities in the PRC, the PRC Regulatory Requirements (as defined in Section 7.2(a)(ii)), including the PRC Filings; (ii) answer any inquiries or submit any supplementary information or materials made or requested by Governmental Entities in the PRC as promptly as practicable; and (iii) take any other necessary actions to satisfy the PRC Regulatory Requirements as promptly as practicable.

(b)                       Cooperation. Until the earlier of termination of this Agreement and the Closing, (i) subject to applicable Laws, each Party shall have the right to review in advance and, to the extent practicable, consult with the other Party and consider in good faith the views of the other Party in connection with all the information relating to the other Party, and any of its Affiliates, that appears in any filing made with, or written materials submitted to, any third party and/or Governmental Entity in the PRC in connection with consummating or making effective the Transaction and (ii) to the extent permitted by law and to the extent practicable, neither the Seller nor the Investor shall permit any of their respective Representatives to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry relating to consummating or making effective the Transaction unless it consults with the other Party in advance. In exercising the foregoing rights, the Investor and the Seller shall act reasonably and as promptly as practicable.

(c)                        Information. Until the earlier of termination of this Agreement and the Closing, subject to applicable Laws, each Party shall, upon request, furnish the other Party with all information concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of any Party or any Party’s Affiliates to any Governmental Entity in the PRC with respect to consummating or making effective the Transaction.

(d)                       Status. Until the earlier of termination of this Agreement and the Closing, subject to applicable Laws and as required by any Governmental Entity, the Investor and the Seller shall each keep the other apprised of the status of matters relating to consummation and effectiveness of the Transaction, including promptly furnishing the other party with copies of notices or other communications received by the Investor or the Seller, as the case may be, or any of their respective Affiliates from any Governmental Entity with respect to consummating or making effective the Transaction or any third party seeking to restrain or prohibit or to obtain damages or other relief in connection with the Transaction. Without limiting the generality of the foregoing, the Investor shall provide the Seller with a copy of any Filings made by the Investor or the Onshore Shareholder or any controlled Affiliate of Ping An Insurance (Group) Company of China, Ltd. that is involved in the Equity Financing with any Governmental Entity in the PRC with respect to consummating or making effective the Transaction, including the PRC Filings, and notify the Seller of the receipt by the Investor or the Onshore Shareholder of any communication from any Governmental Entity in the PRC regarding any Filing with respect to making effective the Transaction within three (3) Business Days of submission of such filing or receipt of such communication, as applicable; provided, however, that this covenant shall not be deemed to have been breached by virtue of a Filing, other than a Filing set forth in Section 3.3, not having been provided to the Seller, if any failure to make such Filing with any Governmental Entity would not have materially impaired or delayed the ability of the Investor to consummate or make effective the Transaction.

4.2                               Publicity. Except as may be required by applicable Law or the regulations or policies of any securities exchange or other similar regulatory body, any press releases by the Parties announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Parties (with such agreement not to be unreasonably withheld). Thereafter, at any time prior to the earlier of termination of this Agreement and twelve (12)

months after the Closing, the Parties shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investor or analysts with respect to this Agreement or the Transaction, and, shall not issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call prior to such consultation, unless (a) such disclosure is necessary in order to comply with any Law or the regulations or policies of any securities exchange or other similar regulatory body (in which case the applicable Party shall give the other Party notice as promptly as is reasonably practicable of any required disclosure to the extent permitted by applicable Law, shall limit such disclosure to the information external counsel advises is required to comply with such Law, regulations or policies, and if reasonably practicable, shall consult with the other Party regarding such disclosure and give good faith consideration to any suggested changes to such disclosure from the other Party) or (b) such disclosure is limited to the information in Schedule 2.

4.3                     Lock-up.

(a)                       The Investor and each of its Affiliates shall not, during the period commencing on the Execution Date and expiring eighteen (18) months after the Closing, offer, sell, contract to sell, transfer, assign or otherwise dispose of any Shares they or their respective Affiliates directly hold in the Company. Nor shall the Investor or any of its Affiliates, during the period commencing on the Execution Date and expiring sixty (60) days after the Closing, directly or indirectly, offer, sell, transfer, assign, or otherwise dispose of any shares of the Investor or any beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in any Shares that the Investor holds in the Company or enter into a contract to do the foregoing. The Seller and each of its Affiliates also shall not, during the period commencing on the Execution Date and expiring six (6) months after the Closing, offer, sell, contract to sell, transfer, assign or otherwise dispose of any Shares it or its Affiliates directly hold in the Company. Notwithstanding the foregoing, (i) the Investor, the Seller and each of their respective Affiliates may offer, sell, contract to sell, transfer, assign or otherwise dispose of any Shares they or their respective Affiliates directly hold in the Company to an Affiliate of the Investor or the Seller, as applicable, and the Investor and each of its Affiliates may offer, sell, transfer, assign or otherwise dispose of any shares of the Investor or any beneficial ownership in any Shares that the Investor holds in the Company or enter into a contract to do the foregoing to a direct or indirect wholly-owned subsidiary of Ping An Insurance (Group) Company of China, Ltd., direct or indirect wholly-owned subsidiary of China Ping An Trust Co., Ltd. or a direct or indirect subsidiary jointly-owned by Ping An Insurance (Group) Company of China, Ltd. and China Ping An Trust Co., Ltd.; provided, however, that the Affiliate receiving such Shares agrees in writing to be bound by this Section 4.3 and Article IX; provided further, that if such Affiliate ceases to be an Affiliate of the Investor or the Seller, as the case may be, such Shares shall be immediately transferred back to the Investor or the Seller, as the case may be, or an Affiliate thereof concurrently with the act that causes such Affiliate to cease being an Affiliate of the Investor or the Seller; and (ii) the restrictions set forth in this Section 4.3 shall not apply to Shares acquired in open market purchases by the Investor’s Affiliates in the respective ordinary course of such Affiliates’ businesses so long as the aggregate amount of ordinary shares sold by all such Affiliates within any calendar year is less than five percent (5%) of the total number of issued outstanding shares of all classes of share capital of the Company as of January 1 of such calendar year, as calculated on a fully diluted basis (as defined below).

(b)                                 Certain Definitions. As used in this Agreement:

(i)                                     “Affiliate”, and collectively referred to as “Affiliates”, means, with respect to a Person, any other Person controlling, controlled by or under common control with, such Person; provided, however, that the term “Affiliate” shall not include the Company or its Subsidiaries for purposes of Article VIII, Section 4.1, Section 4.3, Section 7.2, Section 7.4 and Section 9.7; provided further that, in the case of the Investor, the term “Affiliate” shall include the Onshore Shareholder;

(ii)                                  “control”, including the correlative terms “controlling”, “controlled by” and “under common control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise;

(iii)                               “fully diluted” means, as of a particular time, the total outstanding shares of all classes of share capital of the Company as of such time, determined by treating all outstanding options, warrants and other rights for the purchase or other acquisition of such shares (whether or not then vested or exercisable) as having been exercised and by treating all outstanding securities directly or indirectly convertible into or exchangeable for such shares (whether or not then exercisable or convertible) as having been so converted or exchanged; provided, however, that for purposes of Section 2.6 such term shall include all shares issuable under the Incentive Plans; and

(iv)                              “Subsidiary”, and collectively referred to as “Subsidiaries”, means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

4.4                               Compliance with Applicable Law. Notwithstanding anything to the contrary in this Agreement, the Seller’s obligations under Section 5.1(c) of this Agreement are qualified by any fiduciary duties under applicable Law to which the individuals appointed by the Seller to the board of directors of the Company are subject; provided, that any director so appointed taking or refraining from taking action pursuant to the foregoing qualification shall have received written advice from a legal counsel external to the Seller (“Cayman Islands Counsel”) that taking or refraining from taking such action would be inconsistent with such director’s fiduciary duties under applicable Law. The Seller agrees to appoint Appleby as Cayman Islands Counsel; provided, however, that if Appleby does not accept such appointment, then the Seller shall appoint Ogier as Cayman Islands Counsel; provided further that if neither

Appleby nor Ogier accepts such appointment, then the Seller shall appoint Campbells as Cayman Islands Counsel. If none of Appleby, Ogier or Campbells accepts such appointment as Cayman Islands Counsel, then the Seller shall appoint as Cayman Islands Counsel a firm from among those ranked within Band 1 through Band 4 by Chambers and Partners under its “Corporate & Finance — Cayman Islands” directory or any comparable list published by Chambers and Partners; provided further that if Chambers and Partners ceases to rank legal counsel practicing the law of the Cayman Islands, then the Seller shall appoint any external counsel as Cayman Islands Counsel.

4.5                     Financing.

(a)                       The Investor shall not amend, alter or waive, or agree to amend, alter or waive (in any case whether by action or inaction), any term of the Equity Commitment Letter without the prior written consent of the Seller. The Investor shall promptly (and in any event within one (1) Business Day) notify the Seller of (i) the expiration or termination (or attempted or purported termination, whether or not valid) of any Equity Commitment Letter, (ii) any breach or threatened breach of any provisions of any of the Equity Commitment Letter by any party thereto or (iii) any refusal by the parties to the Equity Commitment Letter to provide, any stated intent by the parties to the Equity Commitment Letter to refuse to provide, or any expression of concern or reservation by the parties to the Equity Commitment Letter regarding their obligation and/or ability to provide, the full financing contemplated by the Equity Commitment Letter.

4.6                     Deposit Account. The Seller shall provide prompt notice to the Investor of (a) receipt of the RMB Deposit in the RMB Deposit Account in accordance with Section 1.3(a), together with the rate of interest of that Deposit Account and (b) receipt of the USD Deposit in the USD Deposit Account in accordance with Section 1.3(b), together with the rate of interest of that Deposit Account. The Investor shall provide prompt notice to the Seller of receipt of the RMB Deposit in the Investor Deposit Account in accordance with Section 1.3(c). The Seller shall distribute and/or apply the Deposited Funds solely in accordance with and subject to the terms and conditions hereof. Any application and/or distribution of funds will be made without any deduction or withholding for or on account of any Taxes. As used in this Agreement, “Taxes” means all taxes, levies, imposts, charges, assessments, deductions, withholdings and related liabilities.

ARTICLE V

PRE-CLOSING COVENANTS

5.1                     Conduct of Business Prior to Closing.

(a)                       During the period from the Execution Date until the earlier of (x) the Closing and (y) the date this Agreement is terminated in accordance with its terms (the “Pre-Closing Period”), the Seller shall, unless otherwise consented to in writing by the Investor (which consent shall not be unreasonably withheld, delayed or conditioned) or as otherwise expressly contemplated by this Agreement, take reasonable efforts to cause the Group Companies to: (i) operate their businesses in the ordinary course and make investments and acquisitions that are aligned with the Company’s current strategy (the “Ordinary Course”), as provided by the Company to the Investor in writing prior to the Execution Date; and (ii) preserve substantially intact their business organization and assets, except in each of the foregoing (i) and (ii), where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect.

(b)                       Without limiting the generality of Section 5.1(a), except as (x) otherwise required by Law or (y) as consented to in writing by the Investor, during the Pre-Closing Period, the Seller shall vote against any special resolution of the shareholders of the Company that proposes to alter or add to the memorandum of association of the Company or the Articles of Association.

(c)                        Without limiting the generality of Section 5.1(a), except as (x) otherwise required by Law, (y) done in the Ordinary Course or (z) as consented to in writing by the Investor, during the Pre-Closing Period, the Seller shall vote against any ordinary resolution of the shareholders of the Company and cause its designees on the board of the directors of the Company to refrain from supporting any action by consent of the board of directors of the Company and to vote against any resolution (or adjourn any meeting where such a resolution has been tabled), in each case that proposes to:

(i)                                          materially alter the corporate structure or ownership of the Company or any other Group Company, whether through merger, consolidation or voluntary wind-up;

(ii)                                       cause the Company to issue new Equity Securities of the Company or any other Group Company or any options, warrants, convertible or exchangeable securities or other rights of any kind to acquire Equity Securities of the Company or any other Group Company; provided, however, that Equity Securities may be issued pursuant to the Incentive Plans;

(iii)                               cause the Company (a) to declare, set aside or pay any dividend or other material distribution in respect of any Equity Securities of the Company or (b) to pay a material distribution to a Group Company for the purpose of declaring, setting aside or paying any dividend or other material distribution in respect of any Equity Securities of such Group Company; or

(iv)                              increase the size of the board of directors of the Company to more than ten (10) directors.

(d)                                 Certain Definitions. As used in this Agreement:

(i)                                     “Change” means any event, circumstance, development, change or effect;

(ii)                                  “Material Adverse Effect” means any Change that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, operations, results of operations or financial condition of the Group Companies, taken as a whole; provided, however, that in no event shall any of the following exceptions, alone or in combination with the other enumerated exceptions below, be deemed to constitute, nor shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (A) any Change resulting from the execution or delivery of this Agreement or the Shareholders Agreement, the consummation of the Transaction or the announcement or other publicity with respect to the foregoing, (B) any legal, regulatory or other Change affecting any of the industries, industry sectors or geographic sectors (including, for the avoidance of doubt, the PRC) in which the Group Companies operate, (C) any Change or prospective Change in Law or accounting standards (including GAAP or equivalent accounting practice in any other jurisdiction) or interpretations or the enforcement thereof applicable to the Group Companies, (D) any Change in domestic or foreign economic, political, demographic or business conditions or financial, credit, debt or securities market conditions generally, (E) any Change that results from (1) acts of war (whether or not declared), hostilities, sabotage, terrorism, military actions, other armed conflicts or the escalation of any of the foregoing, (2) any hurricane, super storm, flood, tornado, earthquake or other natural disaster, (3) any pandemic, (4) environmental change, or (5) any other force majeure event, or (F) any failure by the Seller, the Group Companies to meet any internal or public projections, budgets, forecasts, plans or guidance; and

(iii)                               “PRC” means the People’s Republic of China, excluding Hong Kong, the Macau Special Administrative Region and the island of Taiwan.

5.2                     Notice. Each Party shall give prompt written notice to the other Party of: (a) any failure of such Party to comply with or satisfy in all material respects any covenant, condition or agreement to be complied with or satisfied under this Agreement; or (b) any notice or other communication received by such Party from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the Transaction.

5.3                     Control of Operations. Nothing contained in this Article V shall give the Investor, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Closing.

5.4                     Restrictions on Certain Seller Actions. Prior to the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Seller shall not, except pursuant to this Agreement, directly or indirectly, engage in any of the following acts with respect to such number of Shares owned by the Seller as is greater than the difference between the Shares currently owned by the Seller and the total number of Shares listed in Schedule 1: (i) sell, convey, transfer, pledge or otherwise encumber such Shares; (ii) deposit any such Shares into a voting trust or enter into a voting agreement or arrangement with respect to any such Shares or grant any proxy with respect thereto; or (iii) enter into any contract with respect to the direct or indirect acquisition or sale, assignment, transfer or other disposition of any such Shares.

5.5                     No Solicitation of Other Proposals. During the period from the Execution Date until the earlier of (x) the Closing and (y) the date this Agreement is terminated in accordance with its terms, the Seller shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, (i) initiate or solicit any Purchase Proposal (as defined herein), (ii) continue or engage in any discussions or negotiations relating to any Purchase Proposal or (iii) to enter into any agreement, arrangement or memorandum of understanding or letter of intent regarding a Purchase Proposal. As used in this Agreement, “Purchase Proposal” shall mean any offer, inquiry or proposal from any Person, other than the Investor or any of its Affiliates, to the Seller for the purchase of any of the Investor Shares.

ARTICLE VI

CONDITIONS

6.1                     Conditions to Each Party’s Obligation to Consummate the Transaction. The respective obligations of each Party to consummate the Transaction are subject to the satisfaction or waiver by the Investor and the Seller at or prior to the Closing of the following conditions:

(a)                       No Order. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) (collectively, an “Order”) that is in effect and restrains, enjoins or otherwise prohibits the consummation and effectiveness of the Transaction.

6.2                     Conditions to Obligations of the Investor. The obligation of the Investor to consummate the Transaction is also subject to the satisfaction or waiver by the Investor at or prior to the Closing of the following conditions:

(a)                       Representations and Warranties of the Seller. (i) The representations and warranties of the Seller given to the Investor in Section 2.5(a) and Section 2.5(b)(ii) shall be true and correct as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and (ii) the representations and warranties of the Seller given to the Investor in Sections 2.1 through 2.4, Section 2.5(b)(i) and Section 2.13 shall be true and correct in all material respects as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date).

(b)                       Performance of Obligations of the Seller. The Seller shall have performed and complied in all material respects with Article IV, Article V and Section 1.3(c)(i), on or prior to the Closing Date; provided, that in the case of Section 1.3(c)(i), the USD Deposit has been received by the Seller in its nominated account at least four (4) Business Days prior to the Closing.

(c)                        Deliverables. All items required to be delivered to the Investor pursuant to Section 1.5(a) at or prior to the Closing shall have been delivered to the Investor or be held in escrow by Paul Hastings LLP.

6.3                  Conditions to Obligations of the Seller. The obligation of the Seller to consummate the Transaction is also subject to the satisfaction or waiver by the Seller at or prior to the Closing of the following conditions:

(a)                       Representations and Warranties of the Investor. (i) The representations and warranties of the Investor given to the Seller set forth in this Agreement that are qualified by reference to materiality shall be true and correct as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and (ii) except for Section 3.7, the representations and warranties of the Investor given to the Seller set forth in this Agreement that are not qualified by reference to materiality shall be true and correct in all material respects as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date).

(b)                       Performance of Obligations of the Investor. The Investor shall have performed and complied in all material respects with Article IV and Article V on or prior to the Closing Date.

(c)                        Regulatory Consents. All Filings by the Investor, Ping An Insurance (Group) Company of China, Ltd. or any of its controlled Affiliates with or to any Governmental Entity in the PRC and all Authorizations from any Governmental Entity in the PRC in each case as required to be obtained by the Investor, Ping An Insurance (Group) Company of China, Ltd. or any of its controlled Affiliates, in each case as required to permit the consummation and effectiveness of the Transaction, shall have been made or obtained, including the PRC Filings (each such Filing or Authorization, a “PRC Regulatory Requirement”); provided, however, that PRC Regulatory Requirement shall not include any Filing in relation to Public Notice 7.

(d)                       Deliverables. All items required to be delivered to the Seller pursuant to Section 1.3 and Section 1.5(b) at or prior to the Closing shall have been delivered to the Investor or be held in escrow by Sullivan & Cromwell.

6.4                     Closing Representations. The Seller hereby provides as of the Closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) the representations and warranties contained in Section 2.6 through 2.12 and Section 2.14. The Investor hereby provides as of the Closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) the representations and warranties contained in Section 3.7.

ARTICLE VII

TERMINATION

7.1                     Termination. This Agreement may be terminated at any time prior to the Closing as between the Investor and the Seller:

(a)                       by mutual written consent of the Investor and the Seller;

(b)                       by either the Investor or the Seller, by giving written notice of such termination to the Seller or the Investor, as applicable, if (i) the Closing shall not have occurred on or prior to June 28, 2016 (the “Termination Date”) or if such date has been extended pursuant to Section 7.2(b), the Extended Termination Date or (ii) any PRC Order or any final and non-appealable non-PRC Order from any court or Governmental Entity enjoining or otherwise prohibiting the consummation of the Transaction is in effect; provided, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been a material cause of, or resulted in, the Closing not having occurred on or prior to the Termination Date or, if such date has been extended pursuant to Section 7.2(b), the Extended Termination Date; provided further that the Investor shall not have the right to terminate this Agreement pursuant to Section 7.1(b)(ii) if the Order enjoining or otherwise prohibiting the consummation of the Transaction is from a Governmental Entity in the PRC officially and formally issued either to the public or specifically addressed to the Investor or its Affiliates except if such Order was a result of (A) a direct or indirect action by the Seller or Telstra Corporation Limited or (B) any failure by the Seller or Telstra Corporation Limited (1) to direct their employees to refrain from action that would cause such an Order and (2) to take all reasonable action to control their employees in a manner consistent with the foregoing;

(c)                        by the Seller if there has been a material breach of any representation, warranty, covenant or agreement made by the Investor to the Seller in this Agreement, or any such representation and warranty shall have become untrue after the Execution Date, such that Section 6.3(a), Section 6.3(b) or Section 6.3(c) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (i) ten (10) days after written notice thereof is given by the Seller to the Investor and (ii) the Termination Date or, if such date has been extended pursuant to Section 7.2(b), the Extended Termination Date;

(d)                       by the Investor if there has been a material breach of a representation, warranty, covenant or agreement made by the Seller to the Investor in this Agreement, or any such representation and warranty shall have become untrue after the Execution Date, such that Section 6.2(a) or Section 6.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (i) ten (10) days after written notice thereof is given by the Investor to the Seller and (ii) the Termination Date or, if such date has been extended pursuant to Section 7.2(b), the Extended Termination Date;

(e)                        upon the payment of the PRC Regulatory Termination Fee (as defined in Section 7.2(a)) pursuant to Section 7.2; or

(f)                         by the Seller in its sole discretion if the Investor failed to make (or cause to be made) either (i) the RMB Deposit or (ii) the USD Deposit pursuant to Section 1.3.

7.2                     PRC Regulatory Termination Fee.

(a)                       Payment of the PRC Regulatory Termination Fee. A termination fee of US$64,304,946.46 (the “PRC Regulatory Termination Fee”) shall be paid by the Investor within five (5) Business Days of the Termination Date or, if such date has been extended pursuant to Section 7.2(b), within five (5) Business Days of the Extended Termination Date by wire transfer of immediately available funds to the bank account specified by the Seller if:

(i)                                     the Closing shall not have occurred on or prior to the Termination Date or, if such date has been extended pursuant to Section 7.2(b), the Extended Termination Date; and

(ii)                                  (A) a PRC Regulatory Requirement has not been satisfied or (B) an Order officially and formally issued either to the public or specifically addressed to the Investor or its Affiliates by a Governmental Entity in the PRC is in effect, with the specific effect of prohibiting the consummation of the Transaction; provided, that such Order was neither the result of (x) any direct or indirect action by the Seller or Telstra Corporation Limited nor (y) any failure by the Seller or Telstra Corporation Limited (1) to direct their employees to refrain from action that would cause such an Order and (2) to take all reasonable action to control their employees in a manner consistent with the foregoing;

provided, however, that the Seller may, in its sole discretion, elect to defer payment of the PRC Regulatory Termination Fee to the Extended Termination Date by extending the Termination Date in accordance with Section 7.2(b); provided further, that if the Parties mutually agree to extend the Extended Termination Date to a date beyond the Extended Termination Date, the Seller shall be deemed to defer payment of the PRC Regulatory Termination Fee to such date.

(b)                       Extension of the Termination Date. The Seller may at its sole discretion extend the Termination Date by written notice for a period of up to sixty (60) days (the date upon which such period expires, the “Extended Termination Date”) if the Closing has not occurred or is not expected to occur on or prior to the Termination Date.

(c)                        Exclusion from the PRC Regulatory Termination Fee.

(i)                                     Notwithstanding Section 7.2(a), the Investor shall not be required to pay the PRC Regulatory Termination Fee if:

(1)                                 (x) subsequent to the Execution Date a new Law or an amendment to an existing Law shall have been formally and publicly promulgated by the People’s Bank of China, the PRC Ministry of Commerce, the PRC National Development and Reform Commission or the State Administration of Foreign Exchange and shall have become fully effective that prohibits entities incorporated within the China (Shanghai) Pilot Free Trade Zone from transferring funds out of the PRC for the purpose of purchasing the securities of non-PRC entities (the “Change in PRC Law”), (y) the Change in PRC Law is in effect on the Termination Date or, if such date has been extended pursuant to Section 7.2(b), the Extended Termination Date and (z) the Change in PRC Law has the specific effect of prohibiting the consummation of the Transaction ((x) through (z) collectively, the “Prohibitive PRC Legal Circumstances”); and

(2)                                 the Investor delivers to the Seller a written notice (the “Exclusion Notice”) on or prior to the later of (x) the Termination Date or, if such date has been extended pursuant to Section 7.2(b), the Extended Termination Date and (y) fifteen (15) Business Days following the date on which the Change in PRC Law takes effect (a) establishing the specific facts satisfying each element of the Prohibitive PRC Legal Circumstances set forth in Section 7.2(c)(i)(1) and (b) including a legal memorandum or similar written advice confirming each element of the Prohibitive PRC Legal Circumstances has been satisfied from an independent, recognized and reputable PRC legal counsel that is qualified and experienced in such matters (such written advice, the “PRC Legal Memorandum”).

(ii)                                  If the Seller objects to the Exclusion Notice, the Seller may provide the Investor with written notice (the “Objection Notice”) within five (5) Business Days of the date on which the Seller receives the Exclusion Notice. The Investor and the Seller shall attempt, in good faith, to resolve the dispute. If the Investor and the Seller cannot resolve the dispute within ten (10) Business Days of the date on which the Seller provides the Objection Notice, the Seller may submit the dispute to the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with Section 9.4 and as further provided by this Section 7.2. If the arbitration tribunal determines that any element of the Prohibitive PRC Legal Circumstances set forth in Section 7.2(c)(i)(1) was not present in fact as of the Termination Date or the Extended Termination Date (as the case may be) or was not sufficiently established by the Investor in its Exclusion Notice and the Investor is obligated to pay the PRC Regulatory Termination Fee due under Section 7.2(a), then the Investor shall pay the PRC Regulatory Termination Fee within five (5) Business Days of the arbitral determination by wire transfer of immediately available funds to the bank account specified by the Seller, along with costs, expenses and interest as provided in Section 7.2(e).

(iii)                               In any arbitration or proceeding arising out of or in any way relating to this Agreement, the PRC Legal Memorandum may be admitted solely for the purpose of determining the Investor’s compliance with Section

7.2(c)(i)(2)(b) and the PRC Legal Memorandum shall be given no weight in determining the existence of the Prohibitive PRC Legal Circumstances.

(d)                                     Obligation to Pay the PRC Regulatory Termination Fee. Notwithstanding any investigation by, disclosure to or knowledge of the Seller in respect of any fact or circumstances, whether before or after the Execution Date, the Investor shall be obligated to pay the PRC Regulatory Termination Fee pursuant to this Section 7.2.

(e)                                      Failure to Pay the PRC Regulatory Termination Fee. In the event that the Investor fails to pay the PRC Regulatory Termination Fee when due and in accordance with the requirements of this Agreement, the Investor shall reimburse the Seller for all costs and expenses incurred or accrued by the Seller (including, without limitation, fees and expenses of legal counsel and other advisors) in connection with the enforcement of this Section 7.2, together with interest on such unpaid PRC Regulatory Termination Fee, commencing on the date that the PRC Regulatory Termination Fee became due, at the U.S. prime rate set forth in the table of money rates in The Wall Street Journal on such date (or the previous Business Day if such day is not a Business Day) plus 1.00%; provided, however, that if The Wall Street Journal ceases to provide the U.S. prime rate, then a comparable substitute will be used. Any enforcement-related costs and expenses due hereunder shall be in addition to, and shall not diminish in any way, any other payment obligations hereunder. Notwithstanding the foregoing, in no event shall interest on any unpaid PRC Regulatory Termination Fee be payable in the event the Seller has elected to defer payment pursuant to Section 7.2(a).

(f)                                       Exclusive Remedy. Notwithstanding anything to the contrary in this Agreement, the Seller’s right to receive payment of the PRC Regulatory Termination Fee from the Investor pursuant to this Section 7.2, plus any interest thereon and any costs and expenses associated with the enforcement of this Section 7.2, shall be the sole and exclusive remedy of the Seller and its Affiliates against the Investor or any of its Affiliates or any of their respective Representatives for any and all Losses (as defined in Section 8.2(a)), and upon payment of the PRC Regulatory Termination Fee in accordance with this Section 7.2 plus any interest thereon and any costs and expenses associated with the enforcement of this Section 7.2 none of the Investor nor any of its Affiliates nor any of their respective Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Transaction.

7.3                     Certain Acknowledgements. The Investor acknowledges that (a) the agreements contained in Section 7.2 are an integral part of the Transaction, (b) the amounts payable pursuant to Section 7.2 are not a penalty but rather constitute liquidated damages to compensate the Seller for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation and effectiveness of the Transaction and (c) without the agreements contained in Section 7.2, the Seller would not have entered into this Agreement.

7.4                     Effect of Termination. In the event of termination of this Agreement pursuant to this Article VII, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (a) no such termination shall relieve any Party of any liability or damages to the other Party resulting from any knowing and intentional material breach of this Agreement and (b) the provisions set forth in Section 1.6, Section 7.4 and Article IX shall survive termination.

ARTICLE VIII

INDEMNIFICATION

8.1                     Survival.

(a)                       The representations and warranties contained in Section 2.1 through Section 2.5, Section 2.13, Section 3.1 through Section 3.4, (each, a “Fundamental Representation”) and all claims with respect thereto shall terminate upon the expiration of thirty-six (36) months after the Closing Date and the representations and warranties contained in Section 2.6 through Section 2.12, Section 2.14 and Section 3.5 through Section 3.10 (each, a “Non-Fundamental Representation”) and all claims with respect thereto shall terminate upon the expiration of eighteen (18) months after the Closing Date, except that in the event of fraud, criminal activity, intentional misrepresentation or intentional breach by the Investor or the Seller, such representation or warranty and all claims with respect thereto shall terminate upon the expiration of thirty-six (36) months after the Closing Date.

(b)                       Notwithstanding anything to the contrary contained herein, in the event that notice of any claim for indemnification under this Article VIII has been given pursuant to Section 8.4 in good faith within the applicable survival period, the representations and warranties that are the subject of such indemnification claim (and the right to pursue such claim) shall survive with respect to such claim until such time as such claim is finally resolved, solely for purposes of the resolution of the matter covered by such notice. Any claim for a breach of a representation or warranty or covenant must be delivered prior to the expiration of the survival term set forth in this Section 8.1. It is the intention of the Parties that the survival period and termination date set forth in this Section 8.1 supersede a statute of limitation applicable to such representations and warranties or claim with respect thereof.

8.2                     Indemnification by the Seller.

(a)                       From and after the Closing and subject to the provisions of this Section 8.2, the Seller shall indemnify and hold harmless the Investor, its Affiliates and its and its Affiliates’ respective officers, directors, employees, agents, successors and permitted assigns, each in their capacity as such (collectively, the “Investor Indemnified Parties”) from, against and in respect of any and all damages, losses, charges, liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, interest, penalties, diminution in value, and costs and expenses (collectively, “Losses”) imposed on, sustained, incurred or suffered by, or asserted against, any of the Investor Indemnified Parties, in each case net of any actual benefit, in respect of third-party claims, claims between the Parties, or otherwise, directly or indirectly, arising out of or relating to:

(i)                    the breach of any representation or warranty made by the Seller in this Agreement; and

(ii)                        the breach of any covenant or agreement made by the Seller in this Agreement;

provided, however, that the Seller shall not be liable under this Section 8.2(a) for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of the Seller contained in this Agreement if an Investor Indemnified Party had knowledge of such inaccuracy or breach prior to the Closing.

(b)                       Notwithstanding anything to the contrary contained in this Agreement:

(i)                           (A) the indemnification provided in Section 8.2(a) shall be the sole and exclusive post-Closing remedy available to Investor Indemnified Parties, as against the Seller for any Losses arising out of or in connection with any breach or alleged breach of this Agreement; (B) the maximum aggregate amount of indemnifiable Losses arising out of or resulting from (1) the breach of any Fundamental Representation made by the Seller that may be recovered from the Seller shall not exceed the aggregate total Investor Price, as set forth in Schedule 1 (the “Fundamental Representation Indemnification Cap”), and (2) the breach of any Non-Fundamental Representation made by the Seller in this Agreement shall not exceed US$321,524,732.28 (the “General Representation Indemnification Cap”); and (C) the maximum aggregate amount of indemnifiable Losses arising out of or resulting from the causes enumerated in Section 8.2(a)(ii) that may be recovered from the Seller shall not exceed US$401,905,915.35 (the “Seller Covenant Indemnification Cap”); provided, however, that the Seller Covenant Indemnification Cap shall not apply to the amount of indemnifiable Losses under the Fundamental Representation Indemnification Cap; provided, further, that the maximum aggregate amount of indemnifiable Losses arising out of or resulting from fraud, criminal activity, intentional misrepresentation or intentional breach by the Seller shall not exceed the aggregate total Investor Price, as set forth in Schedule 1 (the “Fraud Cap”); and

(ii)                        no indemnification payment by the Seller with respect to any indemnifiable Losses otherwise payable under Section 8.2(a) shall be payable until such time as all such indemnifiable Losses made or paid under Section 8.2(a) shall aggregate to more than US$8,000,000.00 (the “Basket Amount”), after which time the Seller shall, subject to clause (i) above, be liable for all indemnifiable Losses above the Basket Amount.

8.3                     Indemnification by the Investor.

(a)                       From and after the Closing and subject to the provisions of this Section 8.3, the Investor shall indemnify, defend and hold harmless the Seller, its Affiliates and its and its Affiliates’ respective officers, directors, employees, agents, successors and permitted assigns, each in their capacity as such (collectively, the “Seller Indemnified Parties”, and each of the Investor Indemnified Parties and the Seller Indemnified Parties, an “Indemnified Party”) from, against and in respect of, any and all Losses imposed on, sustained, incurred or suffered by, or asserted against, any of the Seller Indemnified Parties, in each case net of any actual benefit, in respect of third-party claims, claims between the Parties, or otherwise, directly or indirectly, arising out of or relating to:

(i)                                              the breach of any representation or warranty made by the Investor in this Agreement; and

(ii)                                           the breach of any covenant or agreement made by the Investor in this Agreement;

provided, however, that the Investor shall not be liable under this Section 8.3(a) for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of the Investor contained in this Agreement if a Seller Indemnified Party had knowledge of such inaccuracy or breach prior to the Closing.

(b)                       Notwithstanding anything to the contrary contained in this Agreement:

(i)                           (A) the indemnification provided in Section 8.3(a) shall be the sole and exclusive post-Closing remedy available to the Seller Indemnified Parties, as against the Investor for any Losses arising out of or in connection with any breach or alleged breach of this Agreement; (B) the maximum aggregate amount of indemnifiable Losses arising out of or resulting from (1) the breach of any Fundamental Representation made by the Investor shall not exceed the Fundamental Representation Indemnification Cap and (2) the breach of any Non-Fundamental Representation made by the Investor in this Agreement shall not exceed the General Representation Indemnification Cap; and (C) the maximum aggregate amount of indemnifiable Losses arising out of or resulting from the causes enumerated in Section 8.3(a)(ii) that may be recovered from the Investor shall not exceed US$321,524,732.28 (the “Investor Covenant Indemnification Cap”); provided, however, that the Investor Covenant Indemnification Cap shall not apply to the amount of indemnifiable Losses under the Fundamental Representation Indemnification Cap; provided, further, that the maximum aggregate amount of indemnifiable Losses arising out of or resulting from fraud, criminal activity or intentional misrepresentation by the Investor shall not exceed the Fraud Cap; and

(ii)                        no indemnification payment by the Investor with respect to any indemnifiable Losses otherwise payable under Section 8.3(a) shall be payable until such time as all such indemnifiable Losses made or paid under Section 8.3(a) shall aggregate to more than the Basket Amount, after which time the Investor shall, subject to clause (i) above, be liable for all indemnifiable Losses above the Basket Amount.

8.4                     Third-Party Claim Indemnification Procedures.

(a)                       In the event that any claim or demand for which an indemnifying party (an “Indemnifying Party”) may have liability to any Indemnified Party hereunder is threatened or asserted against or sought to be collected from any Indemnified Party by a third party (a “Third-Party Claim”), such Indemnified Party shall promptly, but in no event more than ten (10) days following such Indemnified Party’s receipt of a Third-Party Claim, notify the Indemnifying Party in writing of such Third-Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third-Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”); provided, however, that the failure timely to give a Claim Notice shall affect the rights of an Indemnified Party hereunder only to the extent that such failure has an adverse effect on the defenses or other rights available to the Indemnifying Party with respect to such Third-Party Claim. The Indemnifying Party shall have thirty (30) days (or such lesser number of days set forth in the Claim Notice as may be required by court proceeding in the event of a litigated matter or by a Governmental Entity) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third-Party Claim.

(b)                       In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third-Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense at its expense. Once the Indemnifying Party has duly assumed the defense of a Third-Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing. The Indemnified Party shall participate in any such defense at its expense unless (i) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, or (ii) the Indemnified Party assumes the defense of a Third-Party Claim after the Indemnifying Party has failed to diligently pursue a Third-Party Claim it has assumed, as provided in Section 8.4(c), in which case the Indemnifying Party shall be liable for the reasonable fees and expenses of one separate counsel (in addition to any necessary local counsel) to the extent such Third-Party Claim is subject to indemnification or reimbursement under Section 8.2 or Section 8.3. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third-Party Claim on a basis that would result in (i) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party, the Company or any of their Affiliates, (ii) a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party, the Company or any of their Affiliates, (iii) a finding or admission that would have an adverse effect on other claims made or threatened against the Indemnified Party, the Company or any of their Affiliates or (iv) except to the extent within the Basket Amount, any monetary liability of the Indemnified Party that will not be promptly paid or reimbursed by the Indemnifying Party.

(c)                                           If the Indemnifying Party (i) elects not to defend the Indemnified Party against a Third-Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise or (ii) after assuming the defense of a Third-Party Claim, fails to take reasonable steps necessary to defend diligently such Third-Party Claim within ten (10) days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense.

(d)                       The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third-Party Claim, including by providing access to each other’s relevant business records and other documents and employees, it being understood that the costs and expenses of the Indemnified Party relating thereto shall be considered Losses. The Indemnified Party and the Indemnifying Party shall keep each other fully informed with respect to the status of such Third-Party Claim.

(e)                        The Indemnified Party and the Indemnifying Party shall use reasonable best efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

(f)                         Each of the Parties hereby consents to the non-exclusive jurisdiction of any court in which a Third-Party Claim is brought for purposes of any claim for indemnification or reimbursement with respect to such Third-Party Claim or the matters alleged therein.

8.5                     Consequential Damages. Notwithstanding anything to the contrary contained in this Agreement, no Person shall be liable under this Article VIII for any consequential, special, exemplary, incidental or indirect damages, except to the extent awarded by a court of competent jurisdiction in connection with a Third-Party Claim.

8.6                     Adjustments to Losses.

(a)                       Insurance. In calculating the amount of any Loss, the proceeds actually received by the Indemnified Party or any of its Affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person, in each case relating to the Third-Party Claim, net of any actual costs, expenses or premiums incurred in connection with securing or obtaining such proceeds (including any increased premiums resulting therefrom), shall be deducted, except to the extent that the adjustment itself would excuse, exclude or limit the coverage of all or part of such Loss. The Indemnified Party shall use reasonable efforts seek to recover insurance or other proceeds from such third parties. In the event that an Indemnified Party has any rights against a third party with respect to any occurrence, claim or loss that results in a payment by an Indemnifying Party under this Article VIII, such Indemnifying Party shall be subrogated to such rights to the extent of such payment; provided, that until the Indemnified Party recovers full payment of the Loss related to any such direct claim, any and all claims of the Indemnifying Party against any such third party on account of said indemnity payment are hereby expressly made subordinate and subject in right of payment to the Indemnified Party’s rights against such third party. Without limiting the generality or effect of any other provision hereof, each Indemnified Party and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the subrogation and subordination rights detailed herein, and otherwise cooperate in the prosecution of such claims.

(b)                       Reimbursement. If an Indemnified Party recovers an amount from a third party in respect of a Loss that is the subject of indemnification hereunder after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this Article VIII, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Loss, plus the amount received from the third party in respect thereof, less (ii) the full amount of the Loss and any reasonable costs, expenses or premiums incurred in connection with securing or obtaining such recovery from a third party (including any increased premiums resulting therefrom).

8.7                     Payments. The Indemnifying Party shall pay all amounts payable pursuant to this Article VIII, in immediately available funds, to an account specified by the Indemnified Party following receipt from an Indemnified Party of a bill, together with all accompanying reasonably detailed supporting documentation, for a Loss that is the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes the Loss, in which event it shall so notify the Indemnified Party. In any event, the Indemnifying Party shall pay to the Indemnified Party the amount of any Loss for which it is liable hereunder, in immediately available funds, to an account specified by the Indemnified Party no later than three (3) Business Days following any Final Determination (as defined herein) of such Loss and the Indemnifying Party’s liability therefor. A “Final Determination” shall exist when (a) the parties to the dispute have reached an agreement in writing, (b) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment or (c) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.

8.8                     Characterization of Indemnification Payments. All payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to Section 8.2 or Section 8.3 hereof shall be treated as adjustments to the consideration paid pursuant to the Transaction.

8.9                     Mitigation. Each Indemnified Party shall use its reasonable efforts to mitigate any indemnifiable Loss. In the event an Indemnified Party fails to so mitigate an indemnifiable Loss, the Indemnifying Party shall have no liability for any portion of such Loss that reasonably could have been avoided had the Indemnified Party made such efforts. The Indemnified Parties shall act in good faith and a reasonable manner to mitigate any Losses they may pay, incur, suffer or sustain for which indemnification is available hereunder to the extent required by applicable Law.

8.10              Exclusive Remedy. From and after the Closing, the monetary remedies set forth in this Article VIII and the specific performance remedy referenced in Section 9.4(d) shall provide the sole and exclusive remedies arising out of or in connection with any breach or alleged breach of any representation, warranty or covenant made herein. From and after the Closing, the Parties acknowledge and agree that the remedies available in this Article VIII supersede any other remedies available at Law or in equity including rights of rescission and claims arising under applicable Law under the particular circumstances described in this Article VIII. From and after the Closing, the Parties covenant not to sue, assert any arbitration claim or otherwise threaten any claim other than those described in this Article VIII as being available under the particular circumstances described in this Article VIII.

ARTICLE IX

MISCELLANEOUS AND GENERAL

9.1                     Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Subject to Section 8.10, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law except as otherwise specifically provided in Article VIII hereof.

9.2                     Expenses. Each Party will bear its own fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Transaction, including all fees and expenses of its Representatives.

9.3                     Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.4                     Governing Law and Venue; Specific Performance.

(a)                       THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW), WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW RULES THEREOF THAT WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

(b)                       Subject to Section 9.4(c), any disputes, actions and proceedings against any Party arising out of or in any way relating to this Agreement shall be submitted to the HKIAC and resolved in accordance with the arbitration rules of the HKIAC (the “Arbitration Rules”) in force at the relevant time, except as such rules are modified or displaced by any of the provisions of this Agreement. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree to the joint nomination of an Arbitrator or the third Arbitrator, as applicable, within the time limits specified by the Arbitration Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties and, in the case of any award of monetary damages, shall be denominated in U.S. dollars. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(c)                        Notwithstanding the foregoing, the Parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 9.4, any Party may, to the extent permitted under the laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Agreement is governed by the laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 9.4(c) is only applicable to the seeking of interim injunctions and does not restrict the application of Section 9.4(b) in any way.

(d)                       The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court having jurisdiction, this being in addition to any other remedy to which such Party is entitled at law or in equity.

9.5                     Notices. Any notice, request, instruction or other document to be given hereunder by any Party to any other Party or Parties shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, e-mail or overnight courier:

If to the Investor:

Yun Chen Capital Cayman,

PingAn Finance Building,

No. 1333 Lujiazui Loop,

Pudong District, Shanghai 200120, People’s Republic of China.

Attention: 赵毅明 (直接投资部)

fax: (+86-21) 3382-7052

email: zhaoyiming188@pingan.com.cn

(with a copy to

Paul Hastings LLP,

43/F, Jing An Kerry Center Tower II,

Shanghai 200040,

People’s Republic of China.
Attention: Jia Yan

fax: (+86-21) 6170-6269)

email: jiayan@paulhastings.com

If to the Seller:

Telstra Holdings Pty Limited,

43/F One Island East,

18 Westlands Road, Quarry Bay,

Hong Kong.

Attention: Simon J. Brookes, General Counsel, International and New Business, Telstra International Group

e-mail: simon.j.brookes@team.telstra.com

(with a copy to:

Sullivan & Cromwell,

Level 32,

101 Collins Street,

Melbourne, Victoria 3000
Australia.

Attention: Robert Chu

fax: (+61-3) 9654-2422)
e-mail: chur@sullcrom.com

or to such other Persons or addresses as may be designated in writing by the Party to receive such notice. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving Party upon actual receipt, if delivered personally, three (3) Business Days after deposit in the mail if sent by registered or certified mail, or upon confirmation of successful transmission if sent by facsimile or e-mail; provided, that if given by facsimile or e-mail, such notice, request, instruction or other document shall be confirmed by the receiving party within one (1) Business Day of receipt by dispatch pursuant to one of the other methods described herein or on the next Business Day after deposit with an overnight courier.

9.6                     Entire Agreement. This Agreement (including any exhibits and schedules hereto) constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the Parties, with respect to the subject matter hereof. EACH PARTY AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER THE INVESTOR NOR THE SELLER MAKES OR RELIES ON ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE

CONSUMMATION OF THE TRANSACTION, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER PARTY OR THE OTHER PARTY’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING; PROVIDED, HOWEVER, THAT NONE OF THE FOREGOING SHALL OPERATE TO LIMIT THE LIABILITY OF ANY OTHER PERSON IN RESPECT OF ANY CLAIM OR CAUSE OF ACTION BASED ON OR ARISING OUT OF FRAUD. NO PARTY SHALL BE BOUND BY, OR BE LIABLE FOR, ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT OR STATEMENT OF INTENTION NOT CONTAINED HEREIN.

9.7                     Confidentiality.

(a)                       Each of the Parties shall, and shall cause its Affiliates and its and their respective Representatives to, keep confidential and not to use or disclose any information provided by the other Party or the Company (whether oral, written or in any other form), which the other Party or the Company has provided prior to the date of this Agreement or may provide to the Investor or, as the case may be, the Seller or its Affiliates and its and their respective Representatives subsequent to the date of this Agreement, and any information derived by the Investor, the Seller, their respective Affiliates or its and their respective Representatives from such information, including the existence and terms and conditions of this Agreement (collectively, the “Confidential Information”). Confidential Information shall not include information that:

(i)                           is publicly available or becomes publicly available without the breach of any obligations of confidentiality by the receiving Party;

(ii)                        was in possession of the receiving Party, having been acquired without the breach of any obligations of confidentiality, prior to it being furnished to the receiving Party; or

(iii)                     was independently and lawfully acquired by the receiving Party without the breach of any obligations of confidentiality.

Each Party may disclose Confidential Information to its Affiliates and its and their respective Representatives subject to the condition that they:

(i)                           need to know the Confidential Information for purposes of the activities contemplated by this Agreement;

(ii)                        are informed of the confidential nature of the Confidential Information; and

(iii)                     are bound by confidentiality obligations to the same extent as set forth in this Section 9.7.

(b)                       If a Party becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, it shall provide the other Party with prompt prior written notice and may disclose only that portion of the Confidential Information that is legally required and shall exercise reasonable efforts to obtain assurance that confidential treatment shall be accorded to such Confidential Information; provided, that the failure to obtain such assurance of confidential treatment shall not limit or restrict any disclosures otherwise permitted under this Section 9.7. If a Party is required by applicable securities laws or rules or regulations of each stock exchange upon which the securities of a Party or the Company are listed or pursuant to a request by any other regulatory or Governmental Entity in any jurisdiction to disclose any of the Confidential Information, such Party shall as far as reasonably practicable, and to the extent permitted by law, make such disclosure only after prior consultation with the other Party and after giving the other Party a reasonable opportunity to comment on the proposed disclosure.

(c)                        All Confidential Information provided by a Party shall be and shall remain the property of such Party or, as the case may be, the Company. Each Party shall, and shall cause its Affiliates and its and their respective Representatives to, subject to applicable Laws, within ten (10) days following a request by the other Party or thirty (30) days after the termination of this Agreement, return to such Party all Confidential Information and all reproductions of Confidential Information, or promptly destroy such Confidential Information or reproductions thereof in any form (except that if such Confidential Information or any reproduction thereof is in the electronic form, a Party shall only be required to destroy such Confidential Information or any reproduction thereof to the extent permitted by applicable Laws and reasonably practicable) and deliver to the other Party a certificate signed by a senior officer of the receiving Party confirming compliance with this Section 9.7. In the case of such Confidential Information that is not returned or destroyed, the Investor shall continue to keep such information confidential pursuant to the terms of this Section 9.7 and shall not use such Confidential Information for purposes other than the compliance with such Laws.

9.8                     No Third-Party Beneficiaries. Each Party hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of the other Party, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Persons other than the Parties any rights or remedies hereunder, including the right to rely upon the representations, warranties and indemnities set forth herein.

9.9                     Definitions. Each of the terms set forth in Annex A is defined in the section of this Agreement set forth opposite such term.

9.10              Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

9.11              Interpretation; Construction.

(a)                       The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an annex, exhibit, section or schedule, such reference shall be to an annex, exhibit, section or schedule to this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(b)                       The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

9.12              Assignment. No Party may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other Party, except that the Investor may assign any and all of its rights under this Agreement to one or more of its wholly-owned Subsidiaries (but no such assignment shall relieve the Investor of any of its obligations hereunder). Any purported assignment in violation of this Agreement is void.

9.13              Fulfillment of Obligations. Any obligation of any Party to any other Party under this Agreement, which obligation is performed, satisfied or fulfilled completely by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

Telstra Holdings Pty Limited

By:	/s/ Simon Brookes
	Name:	Simon Brookes
	Title:	Deputy Group General Counsel

Yun Chen Capital Cayman

By:	/s/ Liu Dong
	Name:	Liu Dong
	Title:	Director

[Signature Page to Share Purchase Agreement]

ANNEX A

DEFINITIONS

Terms	Section

Affiliate	4.3(b)(i)
Agreed Claim Amount	1.6(c)(i)
Agreed Deposit Claim	1.6(c)(ii)
Agreement	Preamble
Arbitration Rules	9.4(b)
Arbitrator	9.4(b)
Articles of Association	Recitals
Authorizations	2.5(a)
Basket Amount	8.2(b)(ii)
Business Day	1.4
Cayman Islands Counsel	4.4
Change	5.1(d)(i)
Change in PRC Law	7.2(c)(i)(1)
Claim	1.6(c)(iii)
Claim Notice	8.4(a)
Class A Ordinary Shares	Recitals
Class B Ordinary Shares	Recitals
Closing	1.4
Closing Date	1.4
Company	Recitals
Confidential Information	9.7(a)
control	4.3(b)(ii)
Deposit Account	1.3(b)
Deposit Claim	1.6(c)(iv)
Deposit Release Date	1.6(d)
Deposited Funds	1.6(a)
Equity Financing	3.8
Equity Commitment Letter	3.8
Equity Securities	2.6(c)
Exchange Act	2.7(a)
Exclusion Notice	7.2(c)(i)(2)
Execution Date	Preamble
Extended Termination Date	7.2(b)
Filings	2.5(a)
Final Determination	8.7
Fraud Cap	8.2(b)(i)
fully diluted	4.3(b)(iii)
Fundamental Representation	8.1(a)
Fundamental Representation Indemnification Cap	8.2(b)(i)
GAAP	2.7(b)
General Representation Indemnification Cap	8.2(b)(i)

Terms	Section

Governmental Entity	2.5(a)
Group Companies	2.2
HKIAC	7.2(c)(ii)
Incentive Plans	2.6(c)
Incoming Directors	1.5(a)(iii)
Indemnified Party	8.3(a)
Indemnifying Party	8.4(a)
Investor	Preamble
Investor Covenant Indemnification Cap	8.2(b)(i)
Investor Deposit Account	1.3(c)
Investor Indemnified Parties	8.2(a)
Investor Price	1.2
Investor Shares	Recitals
Investors Rights Agreement	2.1(b)
knowledge of the Investor	3.3(a)
knowledge of the Seller	2.2
Law	1.4
Lien	2.1(a)
Losses	8.2(a)
Material Adverse Effect	5.1(d)(ii)
Non-Fundamental Representation	8.1(a)
Notice Period	8.4(a)
Objection Notice	7.2(c)(ii)
Onshore Shareholder	3.3(a)
Order	6.1(a)
Ordinary Course	5.1(a)
Outgoing Directors	1.5(a)(iii)
Party	Preamble
Person	2.1(b)
PBOC Middle Rate	1.3(a)
PRC	5.1(d)(iii)
PRC Filings	3.3(a)
PRC Legal Memorandum	7.2(c)(i)(2)
PRC Regulatory Requirement	6.3(c)
PRC Regulatory Termination Fee	7.2(a)
Pre-Closing Period	5.1(a)
Prohibitive PRC Legal Circumstances	7.2(c)(i)(1)
Public Notice 7	2.5(a)
Purchase Proposal	5.5
Registration Rights Agreement	1.5(a)(viii)
Representatives	3.10
Release Claim Amount	1.6(d)
Release Distribution	1.6(d)
Representatives	3.10

Terms	Section

RMB Deposit	1.3(a)
RMB Deposit Account	1.3(a)
SEC	2.5(a)
SEC Documents	2.7(a)
Securities Act	2.7(a)
Seller	Preamble
Seller Covenant Indemnification Cap	8.3(b)(i)
Seller Indemnified Parties	8.3(a)
Shareholders Agreement	1.5(a)(vii)
Shares	Recitals
Subsidiary	4.3(b)(iv)
Taxes	4.6
Third-Party Claim	8.4(a)
Termination Date	7.1(b)
Transaction	Recitals
Unagreed Deposit Claim	1.6(c)(v)
USD Deposit	1.3(b)
USD Deposit Account	1.3(b)

SCHEDULE 1

Transferred Shares

Investor	Number of Class A Ordinary Shares	Investor Price
Yun Chen Capital Cayman	54,403,508	US$	1,607,623,661.40

SCHEDULE 2

Transaction Information

1.              The entry by the Parties into this Agreement, the Shareholders Agreement and the Registration Rights Agreement.

2.              The date of this Agreement.

3.              The Closing Date.

4.              The date of the Shareholders Agreement.

5.              The date of the Registration Rights Agreement.

6.              The parties to this Agreement and the Shareholders Agreement are Telstra Holdings Pty Limited, a subsidiary of Telstra Corporation Limited, and Yun Chen Capital Cayman.

7.              The parties to the Registration Rights agreement are the Company and Yun Chen Capital Cayman.

8.              Pursuant to this Agreement, Telstra Holdings Pty Limited agreed to sell 54,403,508 Class A Ordinary Shares to Yun Chen Capital Cayman.

9.              Immediately following the consummation of the Transaction, (a) Telstra Holdings Pty Limited will hold approximately six and a half percent (6.5%) of the issued and outstanding Shares; (b) Yun Chen Capital Cayman and its Affiliates will hold approximately forty-four percent (44%) of the fully diluted issued Shares (or approximately forty-eight percent (48%) of the issued and outstanding Shares); and (c) four directors of the Company have been appointed by Yun Chen Capital Cayman.

10.       Consummation of the Transaction is subject to customary closing conditions and the making of Filings with or to any Governmental Entity and the receipt of Authorizations from any Governmental Entity, in each case which are required to permit the consummation and effectiveness of the Transaction.

11.       The price per Share and aggregate Investor Price.

EXHIBIT A

Form of Instrument of Transfer

INSTRUMENT OF TRANSFER

FOR VALUE RECEIVED		(amount)

(transferor)

hereby sell, assign and transfer unto		(transferee)

of		(address)

(number of shares)

in the capital of	Autohome Inc. (incorporated in the Cayman Islands)	(name of company)

Dated this

In the presence of:	Name:
Title:

(Witness)	For and on behalf of

(Transferor)

In the presence of:	Name:
Title:

(Witness)	For and on behalf of

(Transferee)

EXHIBIT B

FORM OF RELEASE LETTER

The Board of Directors
Autohome Inc.
10th Floor Tower B, CEC Plaza
3 Dan Ling Street
Haidian District, Beijing 100080
The People’s Republic of China

[DATE]

Dear Sirs and Mesdames,

Reference is made to the removal notice dated as of [•], 2016, given by Telstra Holdings Pty Limited (“Telstra”) to the registered office provider of the Company.

Pursuant to Section 1.5(a)(vi) of that certain Share Purchase Agreement (the “Purchase Agreement”), dated April 15, 2016 by and between Telstra and Yun Chen Capital Cayman (the “Investor”), it is one of the conditions precedent to the Investor’s obligations under the Purchase Agreement that I enter into this Release. I agree and acknowledge that I will benefit, either directly or indirectly, from the transactions contemplated by the Purchase Agreement and that I intend by signing this Release to induce the Investor to consummate the transaction contemplated by the Purchase Agreement. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings provided in the Purchase Agreement of which I have been provided a copy.

Subject to the Closing occurring and in consideration of Investor performing its obligations under the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by me, I, on behalf of my heirs, executors, beneficiaries and assigns, hereby release and forever discharge Autohome Inc. (the “Company”), Investor and each of their current and former, direct and indirect parents, subsidiaries, brother-sister companies, and all other affiliates and related partnerships, joint ventures, or other entities, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting through, under or in concert with any of the persons or entities listed in this section, and their successors (each a “Released Party” and collectively the “Released Parties”) of and from any all commitments, indebtedness, suits, demands, obligations, actions, promises, damages, costs, expenses, fees and liabilities, whether asserted, unasserted, absolute, contingent, known or unknown, or otherwise, of every kind and nature, including, without limitation, all claims and causes of action both in law and equity, in any forum, venue or jurisdiction, whether federal, state, local, administrative, regulatory or otherwise (collectively, “Claims”), which except as provided below, I have ever had, now have, or, to the extent arising from or in connection with any act, omission or state of facts taken or existing on or prior to the date I sign this Release, may have against any Released Party with respect to my capacity as a member of the board of directors of the Company or otherwise (whether or not such Claim could be made prior to, on or after the Closing Date).

Notwithstanding anything herein to the contrary, solely with respect to any liability incurred as a director of the Company, this letter shall not release or waive: (i) indemnification in accordance with applicable laws and the Articles of Association of the Company, including any right to contribution, in accordance with their terms as in effect from time to time; (ii) any right that I may have pursuant to any applicable directors and officers insurance policy; (iii) any right that I may have to obtain contribution as permitted by law in the event of entry of judgment; (iv) any Claims arising after the date on which I sign this Release; or (v) any Claims that cannot be waived or released under applicable Law.

This letter constitutes the sole and entire understanding between myself and the Released Parties or any of them with respect to the subject matter hereof and supersedes all prior oral or written agreements between myself and the Released Parties or any of them or representations by me or the Released Parties, with respect to the subject matter hereof.

To the maximum extent permitted by the laws of the Cayman Islands, this letter and all matters arising out of or relating to this letter shall be interpreted, construed and governed by and in accordance with the laws of the State of New York without regard to any choice or conflict of law provision or rule therein.

Yours faithfully,

[NAME OF DIRECTOR]

EXHIBIT C

Form of Shareholders Agreement

EXHIBIT D

Form of Registration Rights Agreement